Exhibit 4.7 THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL, AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUPPLY CONTRACT Contract for the Engineering, Procurement, Supply and Commissioning of Bess Equipment related to a Storage Power Plant located in ERGO Mine, South Africa Between Ergo Mining Proprietary Limited As Buyer And Nidec ASI SA As Supplier Dated 11 May 2023

TABLE OF CONTENTS Clause number and description Page 1. DEFINITIONS AND INTERPRETATION ...................................................................................... 3 2. COMMENCEMENT OBLIGATIONS ............................................................................................. 9 3. SCOPE OF WORK ....................................................................................................................... 9 4. GENERAL OBLIGATIONS OF THE SUPPLIER ........................................................................ 10 5. GENERAL OBLIGATIONS OF THE BUYER ............................................................................. 11 6. CONTRACT PRICE .................................................................................................................... 12 7. CHANGE ORDER ....................................................................................................................... 13 8. DELAY LIQUIDATED DAMAGES .............................................................................................. 14 9. EXTENSION OF DUE DELIVERY DATE ................................................................................... 15 10. TESTS OF THE BESS EQUIPMENT ......................................................................................... 15 11. SUPPLIER’S WARRANTIES ...................................................................................................... 18 12. LIABILITY .................................................................................................................................... 20 13. OWNERSHIP AND RISK OF LOSS ........................................................................................... 20 14. SUSPENSION / TERMINATION ................................................................................................ 20 15. FORCE MAJEURE ..................................................................................................................... 23 16. INTELLECTUAL PROPERTY ..................................................................................................... 25 17. CONFIDENTIALITY .................................................................................................................... 25 18. ASSIGNMENT ............................................................................................................................ 26 19. INSURANCES ............................................................................................................................ 26 20. MISCELLANEOUS ..................................................................................................................... 26 21. APPLICABLE LAW ..................................................................................................................... 27 22. DISPUTE RESOLUTION ............................................................................................................ 28 23. TRADE AND EXPORT COMPLIANCE ...................................................................................... 30 24. ETHICS ....................................................................................................................................... 31

ANNEXES Annex 1: Technical Specifications [REDACTED] Annex 2: Timetable Annex 3: Scope of Work (Matrix of Responsibility) [REDACTED] Annex 4: List of Main Sub-suppliers Annex 5: Buyer’s documentation [REDACTED] Annex 6: List of the Tests for Commissioning Annex 7: Form of FAT and Commissioning Certificates Annex 8: Form of Punch List Clearance Certificate Annex 9: Form of Parent Company Guarantee Annex 10: Enabling Works Annex 11: Not used Annex 12: Not used Annex 13: Supplier Insurance Policy Certificate Annex 14: Buyer Insurance Policy Certificate Annex 15: Form of Advance Payment Bond Annex 16: Form of Warranty Bond

3 This bess equipment engineering, procurement and commissioning supply contract (the ″Agreement″) is entered into between: (1) Ergo Mining Proprietary Limited, a company duly established under the laws of South Africa and having its registered offices at Constantia Office Park Cnr 14th Avenue and Hendrik Potgieter Road, Cycad House, Building 17, Ground Floor, Weltevreden Park 1709, registered with company number 2007/004886/07 (the ″Buyer″); and (2) Nidec ASI SA, a French société anonyme having its registered office at ZI du Buisson 5 Rue Marc Seguin – 42230 Roche-la-Molière - France, registered with the Trade and Companies Register of Saint-Etienne under number 724 501 192 (the ″Supplier″); The Buyer and the Supplier being hereinafter individually referred to as a ″Party″ and together as ″Parties″. RECITALS: A. The Buyer intends to purchase from the Supplier certain components and services for a battery energy storage system that shall be commissioned by the Supplier and integrated by the Buyer into a complete power plant located in Ergo Mine, Brakpan South Africa. B. The Supplier is skilled, experienced and competent in the carrying out of the engineering, procurement and commissioning of the Bess Equipment. C. The Buyer intends to entrust the Supplier, who intends to accept, with the design, procurement, supply and commissioning of the Bess Equipment (as this term is defined in Article 1.1). NOW, THEREFORE, in consideration of the Recitals, the Parties agree as follows: 1. DEFINITIONS AND INTERPRETATION 1.1. Definitions In this Agreement the following words and expressions when used in capital letters shall have the meanings hereby assigned to them: 1.1.1. ″Advance Payment Bond″ means a bond in the terms indicated in Article 4.5 issued by Société Générale, branck Roche La Molière (01855) address 9 rue de la république, 42230 Roche La Molière, France; 1.1.2. ″Adverse Weather Conditions″ means: 1.1.2.1. any weather condition, namely the rainfall, the snowfall, the fog and heavy rain that cause the Health and Safety Supervisor to close the work Site for safety reasons for a period longer than one (1) day; the whole period of closure shall be considered as period affected by Adverse Weather Conditions; or 1.1.2.2. weather condition, namely the rainfall, the snowfall and the heavy rain for which the conditions of the work Site are as following for a period longer than one (1) day: 1.1.2.2.1. wind speed over 80 Km/h; and/or 1.1.2.2.2. snow on the soil over 20 cm; and/or

4 1.1.2.2.3. rain classified as heavy rain by the World Meteorological Organization; and/or 1.1.2.2.4. presence of at least 10 cm of water on at least fifty percent (50%) of the relevant Site. 1.1.3. ″Affiliate/s″ means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with the Party. For the purposes of this definition, ″control″ as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Party, whether through the ownership of voting shares, by agreement or otherwise, and ″controlling″, ″controlled by″ and ″under common control with″ have correlative meanings; 1.1.4. ″Basic Design″ means the Quality Control plan, the Time Schedule, the Single Line Diagram, the Site Layout, the Containers Drawings and the Cooling Calculation; 1.1.5. ″Battery Modules″ means any and all lithium-ion batteries modules provided under Annex 1, to be delivered pursuant this Agreement and to be installed in the Storage Power Plant in order to store the energy, as described in the Technical Specifications; 1.1.6. ″Bess″ means Battery Energy Storage System. 1.1.7. ″Bess Component″ means each component part of the Bess Equipment; 1.1.8. ″Bess Containers″ means all the Bess Equipment excluding the Battery Modules, as described in the Annex 1. 1.1.9. ″Bess Equipment″ means all container, inverters, control system, materials, supplies, apparatus, machinery, equipment, parts, tools, components, instruments, appliances, spare parts, Battery Modules and appurtenances thereto that are required for the design, construction and operation of the Storage Power Plant in accordance with the Technical Specifications and Good Industry Practice, as described in Annex 1. 1.1.10. ″Bess Equipment Design″ means the detailed design of the Bess Equipment to be executed by the Supplier as a further development of the Technical Specifications, in compliance with the sizing (i.e. capacity and power) of the Storage Power Plant to be provided by the Buyer; 1.1.11. ″Business Day″ means any day (other than a Saturday or a Sunday) on which banks are open in Johannesburg – South Africa for a full range of business; 1.1.12. ″Buyer Parent Company Guarantee″ means the guarantee to be issued by DRDGold Limited in favour of the Supplier in the form of Annex [9]; 1.1.13. ″Buyer’s Default″ has the meaning indicated in Article 14.2; 1.1.14. ″Change in Law″ means: 1.1.14.1. any enactment, promulgation, execution, ratification or issue of any new Law or any change, amendment, alteration, modification, repeal or commencement of any existing Law, or any change in the interpretation or application of any Law, by a competent court, tribunal or legislature in South Africa;

5 1.1.14.2. any change in any requirement in relation to any consent as a result of any administrative action which is contrary to the interpretation thereof which existed and was generally accepted at the Execution Date, in each case coming into effect after the Execution Date; 1.1.15. ″Change Order″ has the meaning indicated in Article 7 (Change Order); 1.1.16. ″Commencement Date″ is the date of receipt of the Notice to Proceed by the Supplier; 1.1.17. ″Commissioning Certificate″ has the meaning indicated in Article 10.2.1; 1.1.18. ″Commissioning Date″ has the meaning indicated in Article 10.2.2; 1.1.19. ″Contract Price″ has the meaning indicated in Article 6 (Contract Price); 1.1.20. ″Covid-19″ means the pandemic caused by the virus as defined and classified as Covid-19 by the World Health Organization and any mutation or strand of that virus; 1.1.21. ″Covid-19 Event″ means: 1.1.21.1. any changes to the availability of labour, goods and/or materials; 1.1.21.2. changes to any applicable laws; or 1.1.21.3. changes to any regulations or guidance issued by any competent authorities and having mandatory effect and affecting site operating practices and/or affecting engineering or manufacturing activities (including, social distancing), in each case arising from Covid-19, affecting the duly and timely performance of the Works in accordance with this Agreement and occurring after the Execution Date, it being acknowledged by the Parties that the Supplier has made due allowance in its programme having regard to the situation of Covid-19 as at the Execution Date; 1.1.22. ″Defects″ means any defect in the Bess Equipment attributable to the Supplier due to which the Bess Equipment does not conform to the Annex 1 and/or the terms of this Agreement; 1.1.23. ″Defects Liability Period″ has the meaning indicated in Article 11.1.1; 1.1.24. ″Delay Liquidated Damages″ has the meaning indicated in Article 8; 1.1.25. ″Delivery Date(s) ″ means the date on which each of the Bess Component is delivered in compliance with Article 4.3; 1.1.26. ″DNO″ or ″Distribution Network Operator″ means the relevant distribution system operator; 1.1.27. ″Down Payment″ has the meaning indicated in Article 6.2; 1.1.28. ″Due Delivery Date(s) ″ means the date of delivery of each Battery Module as per Incoterms 2020 – FOB at Port of [REDACTED], and of each

6 Bess Container as per Incoterms 2020 – FOB at Port of [REDACTED], as provided under Annex 2; 1.1.29. ″Effective Date″ has the meaning indicated in Article 2 (Commencement Obligations); 1.1.30. ″Enabling Works″ means works that must be completed by, or on behalf of, the Buyer to enable the Supplier to commission the Bess Equipment as defined in Annex 10; 1.1.31. ″Excusable Event″ has the meaning indicated in Article 7.1.2; 1.1.32. ″Execution Date″ means the date of signature by the Parties to this Agreement; 1.1.33. ″FAT″ means Factory Acceptance Test as detailed in Technical Specifications in Annex 1 and in Article 10.1; 1.1.34. ″FOB″ means Free on Board as per Inconterms 2020 rules; 1.1.35. ″Force Majeure″ has the meaning indicated in Article 15.1; 1.1.36. ″Good Industry Practice″ means the degree of skill, care, diligence and prudence which would be reasonably and professionally (taking due account of all relevant costs and benefits) expected from a skilled and experienced supplier engaged in the supply of bess equipment under the same or similar circumstances contemplated in this Agreement, and in accordance with best engineering design practices, applicable permits, the applicable Law and other standards established for such work; 1.1.37. ″Independent Expert″ has the meaning indicated in Article 22.2.2. 1.1.38. ″Intellectual Property Rights″ means all trademarks, trade names, patents, copyrights, registered and registrable designs, design rights, trade secrets, and all other intellectual or industrial property rights (whether or not any of them are registered and including applications for registration of any of them); 1.1.39. ″Law″ means any law including any decree, order, decision, rule, directive (to the extent having the force of law, treaty, code or regulation (including any relating to health or safety matters or any environmental matters) or any official interpretation of the foregoing, as enacted, issued or determined by any court or tribunal applicable to the Buyer, Supplier and/or the Storage Power Plant; 1.1.40. ″Maintenance Contract″ means the service contract to be negotiated in good faith and entered into between Buyer and Supplier for maintenance of the BESS Equipment; 1.1.41. ″Major Components″ means the Inverters and the Battery Modules specified under Annex 1; 1.1.42. ″Notice to Proceed″ has the meaning indicated in Article Article 2 (Commencement Obligations); 1.1.43. ″O&M Manual″ means the existing manuals drawn up by the various suppliers, which specify the operating and maintenance procedures, wearing parts, spare parts, consumables, intended to enable the operation and maintenance of the Bess Equipment;

7 1.1.44. ″Performance Warranties″ means the capacity warranty of the BESS Equipment specified in clause 6.2 (Capacity Performance) of Annex 1; 1.1.45. ″Punch List″ shall mean the list of defects or non-compliances in respect of the Works, comprising the Bess Equipment, according to this Agreement that do not affect the safe use, or compromise the safe operation of the Bess Equipment or affect the ability of the Bess Equipment to perform according to the Technical Specifications; 1.1.46. ″Punch List Clearance Certificate″ has the meaning indicated in Article 10.2; 1.1.47. ″R/U Event″ means following the Execution Date, an escalation or extension of the ongoing conflict between Russia and Ukraine and any escalation of such war to involve any other country and/or the imposition by any government or governmental authority of any sanctions, embargoes or other measures of any kind on any person, government, corporation or other body with impact on the performance of the Works by the Supplier; 1.1.48. ″Senior Panel″ has the meaning indicated in Article 22.1.2; 1.1.49. ″Site(s) ″ means Ergo Mine, Brakpan South Africa where the Storage Power Plant shall be installed; 1.1.50. ″Site Data″ means the data listed in Annex 5; 1.1.51. ″Software″ means software or computer programmes or computer software including ancillary documentation and materials as described in Annex 1; 1.1.52. ″Storage Power Plant″ means the storage power plant, which will include the Bess Equipment, as further described in Annex 1 to be built by the Buyer on the Site; 1.1.53. ″Supplier’s Default″ has the meaning indicated in Article 14.1.2; 1.1.54. ″Supplier Parent Company Guarantee″ means the guarantee to be issued by Nidec ASI S.p.A. in favour of the Buyer, in the form of Annex 9; 1.1.55. ″Technical Specifications″ means all designs, drawings, diagrams, plans, reports, specifications or other documentation whatsoever prepared and/or produced by or on behalf of the Supplier in respect of the Bess Equipment required to be delivered to the Supplier under the terms of this Agreement, and listed in Annex 1; 1.1.56. ″Tests for Commissioning″ has the meaning indicated in Article 10.2.1 and Annex 6; 1.1.57. ″TSO″ or ″Transmission System Operator″ means the relevant transmission system operator ; 1.1.58. ″Warranty Bond″ has the meaning indicated in Article 4.5; 1.1.59. ″Works″ means the engineering, procurement, supply and commissioning of the Bess Equipment as detailed in Annex 1, but excluding all the works, items and activities related to the Storage Power Plant that are not specifically included in the Supplier’s scope of work under Annex 1.

8 1.2. Interpretation 1.2.1. Recitals, Articles and Annexes References to Recitals, Articles and Annexes, unless otherwise indicated, are Recitals of, Articles of, and Annexes to this Agreement. The Recitals and Annexes form an integral part of this Agreement. References to Annexes contained in this Agreement shall be deemed to be references to all similarly lettered Annexes. 1.2.2. Headings The headings to Articles and Annexes of this Agreement are for ease of reference only and shall not in any way affect its construction or interpretation. 1.2.3. Gender The masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa, and references to persons shall include individuals, body’s corporate, unincorporated associations and partnerships. 1.2.4. Successors and Assigns References to Parties in this Agreement shall be deemed to include references to their successors and permitted assigns. 1.2.5. Day References to ″days″ shall mean calendar days, unless the term ″Business Days″ is used. 1.2.6. Joint preparation The Parties collectively have prepared this Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof. 1.2.7. Including, Includes The term ″include,″ ″includes,″ and ″including″ when used in this Agreement shall be deemed to be followed by the words ″without limitation,″ and unless specified, shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation. 1.2.8. Order of priority 1.2.8.1. In case of any conflict or inconsistency between this main body of the Agreement and any of the Annexes, the main body of the Agreement shall prevail. 1.2.8.2. In the event that there are differing provisions within the Annexes, the Annex listed in higher position in the order of priority provided in the index shall prevail.

9 2. COMMENCEMENT OBLIGATIONS 2.1. Within twenty-one (21) Business Days from the Execution Date, the Parties shall fulfil the following obligations as a condition precedent to the Notice to Proceed: 2.1.1. the Advance Payment Bond equal to the value of the Down Payment has been issued in favour of the Buyer; 2.1.2. Buyer Parent Company Guarantee has been issued in favour of the Supplier covering the payment of the Contract Price; and 2.1.3. Supplier Parent Company Guarantee has been issued in favour of the Buyer covering twenty percent (20%) of the Contract Price to be in force and effect until the last Delivery Date. 2.2. Upon fulfilment of these conditions precedent (″Effective Date″), the Buyer shall issue a notice to proceed (the ″Notice to Proceed″). 2.3. For the avoidance of doubt, the Supplier shall not start the performance of the Works before receipt of the Notice to Proceed. 2.4. The Buyer shall make the Down Payment to the Supplier in accordance with Article 6.2 within seven (7) Business Days of receipt of the Advance Payment Bond. 2.5. Where either (i) the conditions precedent above are not fulfilled by the Parties or waived by the beneficiary Party of such conditions precedent within fifteen (15) Business Days from the Execution Date or (ii) the Notice to Proceed is not issued within three (3) Business Days from the Effective Date, either Party may, by written notice to the other Party, terminate this Agreement and each Party shall have no further liability to the other whatsoever except for any liability that may have accrued to the date of such termination. 3. SCOPE OF WORK 3.1. Overview 3.1.1. The Buyer hereby appoints the Supplier to: 3.1.1.1. furnish all materials, Bess Equipment, labour, transportation including all documents and manuals, as provided in Annex 1; and 3.1.1.2. carry out the Works, commissioning and testing as provided in Annex 1. 3.1.2. It is agreed between the Parties that the Buyer shall be responsible for all activities related to the engineering, procurement, construction, testing and operation of the Storage Power Plant that are not expressly listed in the Supplier’s scope of work under Annex 1, including all activities to be performed by the Buyer as indicated in Annex 1. 3.2. Requirements 3.2.1. The Supplier shall: 3.2.1.1. perform the Works in accordance with applicable Law, the Technical Specifications, the Good Industry Practice and the other requirements of this Agreement; and

10 3.2.1.2. procure and use Bess Equipment, parts and materials that are new (except as otherwise agreed to in writing by the Buyer). 3.3. Design The Parties acknowledge that the Supplier shall prepare the Basic Design and the Bess Equipment Design. 4. GENERAL OBLIGATIONS OF THE SUPPLIER 4.1. Permits The Parties agree that the Supplier shall not be responsible for the obtainment, validity and effectiveness of any permit and authorization including the planning permission or any building permit/authorization, related to the Bess Equipment and, in general, the Storage Power Plant. 4.2. Completion of the Works The Supplier agrees to perform the Works in accordance with the provisions provided under Annex 1. 4.3. Delivery of Bess Equipment 4.3.1. The Supplier shall deliver each of the Battery Modules FOB – Incoterms 2020 at Port of [REDACTED] and Bess Containers FOB – Inconterms 2020 at Port of [REDACTED] by the respective Due Delivery Date as provided under the programme as set out in Annex 2. 4.3.2. If any Due Delivery Date is delayed at the request of the Buyer or as a result of any action or omission of the Buyer, the Buyer shall be liable for any cost and expense arising as a result, including storage and transportation costs. 4.4. Subcontractors and sub-suppliers The Supplier is allowed to enter into sub-supply and/or sub-contract agreements for the execution of the Works: (i) with any of its Affiliates and the entities listed under Annex 4 and/or (ii) in case of sub-supply and/or sub-contract agreements each of them of a value lower than five percent (5%) of the Contract Price and/or (iii) in cases not provided under (i) and (ii), subject to the Buyer’s express prior written approval. If the Buyer does not provide an answer within seven (7) Business Days from receipt of a name of a sub-supplier or sub-contractor, such entity shall be deemed accepted by the Buyer. 4.5. Bonds The Supplier shall obtain (at its own cost) and provide to the Buyer the following guarantees: 4.5.1. An Advance Payment Bond in an amount equal to ten percent (10%) of the Contract Price to stand as a security for the repayment by the Supplier to the Buyer of the Down Payment (the ″Advance Payment Bond″): 4.5.1.1. subject to the terms of this Article, the Supplier shall obtain and maintain the Advance Payment Bond in full force and effect until milestone 3 has been achieved;

11 4.5.1.2. the form of the Advance Payment Bond is attached under Annex 15. 4.5.2. A Supplier Parent Company Guarantee in favour of the Buyer, covering twenty percent (20%) of the Contract Price. The Supplier undertakes to maintain in full force and effect the Supplier Parent Company Guarantee until the last Delivery Date. 4.5.3. Upon Commissioning Date and as a condition of the issuance of the Commissioning Certificate, Supplier shall obtain a Warranty Bond in an amount equal to five percent (5%) of the Contract Price for the duration of the Defects Liability Period, as a security for the Supplier’s liability under the Agreement during the Defects Liability Period (″Warranty Bond″). 4.5.4. The Warranty Bond will commence at Commissioning Date and the Supplier shall maintain the Warranty Bond in full force and effect until the end of the Defects Liability Period. 4.5.5. The form of the Warranty Bond is attached hereto under Annex 16. 5. GENERAL OBLIGATIONS OF THE BUYER 5.1. Permits and approvals The Buyer is responsible for the obtainment of all the permits and authorisations related to the Bess Equipment and Storage Power Plant. The permits and authorisations to be complied by the Supplier during the execution of the Works, if any, are included in the Site Data. 5.2. Right of access The Buyer shall provide the Supplier with permanent and continuous access to the Site and right to perform the Works there at all times reasonably necessary for the performance of such Works. 5.3. Buyer’s documentation The Buyer shall provide the Supplier with copies of the maps, surveys, site information, grid requirements and other specifications available to the Buyer as listed in Annex 5. 5.4. Payment of the Contract Price The Buyer shall pay the Contract Price to the Supplier for the Works in accordance with this Agreement. 5.5. Maintenance obligations The Parties undertake to conclude and enter into the Maintenance Contract by no later than twenty (20) days following final engineering design as stipulated in Annex 2. The Maintenance Contract shall be in full force and effect from the Commissioning Date, and the Supplier shall carry out maintenance activities concerning the Works relating to prevention, correction, adaptation, modification and/or updates, as provided in the Maintenance Contract. 5.6. Buyer Parent Company Guarantee The Buyer shall obtain (at its own cost) and provide to the Supplier within ten (10) days of the Execution Date the Buyer Parent Company Guarantee, covering the payment of

12 the Contract Price. The Buyer undertakes to maintain in full force and effect the Buyer Parent Company Guarantee until the full payment of the Contract Price. 6. CONTRACT PRICE 6.1. Contract Price 6.1.1. as full and complete payment for the Works, subject to the provisions of this Agreement, the Buyer shall pay to the Supplier an amount equal to Euro 62,542,540.00 (sixty-two million five hundred forty-two thousand five hundred forty/00 Euro) (the ″Contract Price″), as may be adjusted pursuant to the Agreement; 6.1.2. any reference to the Contract Price in this Agreement shall not include value added tax (VAT), any other similar taxes and other taxes, charges, levies or duties related to the Works, which shall be paid by the Buyer; 6.1.3. the prices of the Works and Bess Equipment to be delivered are based on the Incoterms 2020 – FOB at Port of [REDACTED]for Battery Modules and, Incoterms 2020 – FOB at Port of [REDACTED] for Bess Containers. 6.2. Payment Milestones 6.2.1. The Buyer shall pay the Contract Price to the Supplier in accordance with the following payment milestones schedule: 1 Down Payment Within seven (7) Business Days of receipt of the Advance Payment Bond 10 % of the Contract Price 2 Milestone 1 Major Components Ordered 20 % of the Contract Price 3 Milestone 2 Delivery of Basic Design 5% of the Contract Price 4 Milestone 3 FOB Port [REDACTED] Battery Modules batch 1 as per Annex 2 10% of the Contract Price 5 Milestone 4 FOB Port of [REDACTED] Battery Modules batch 2 as per Annex 2 10% of the Contract Price 6 Milestone 5 FOB Port [REDACTED] Battery Modules batch 3 as per Annex 2 10% of the Contract Price 7 Milestone 6 FOB Port of [REDACTED] Bess Containers batch 1 as per Annex 2 5% of the Contract Price 8 Milestone 7 FOB Port of [REDACTED] Bess Containers batch 2 as per Annex 2 5% of the Contract Price 9 Milestone 8 FOB Port of [REDACTED] Bess Containers batch 3 as 5% of the Contract Price

13 per Annex 2 10 Milestone 9 FOB Port of [REDACTED] Bess Containers batch 4 as per Annex 2 5% of the Contract Price 11 Milsetone 10 FOB Port of [REDACTED] Bess Containers batch 5 as per Annex 2 5% of the Contract Price 12 Milestone 11 Earlier of : Commissioning Date and six (6) months after last Delivery Date of Bess Equipment 10% of the Contract Price In relation to Milestone 11 the Parties agree that should the Commissioning Date not occur within six months after the last Delivery Date of Bess Equipment, for reasons not attributable to the Supplier, the Buyer shall pay to the Supplier 10% of the Contract Price (Milestone 11). 6.2.2. Following achievement of each milestone, the Supplier shall issue to the Buyer an invoice for the amount provided for the completion of the relevant milestone. The Buyer shall pay directly to the account of the Supplier the amounts set out in an invoice: 6.2.2.1. in case of the Down Payment, within seven (7) Business Days from receipt of the Advance Payment Bond; 6.2.2.2. in case of all other milestones within thirty (30) Business Days from the receipt of the relevant vat invoice. 6.2.3. In case of Buyer’s failure to pay the amounts due under any milestone, the Supplier shall have the right to a postponement of the Due Delivery Dates for a period equal to such delay. 6.2.4. The Buyer’s failure to pay any amount under this Agreement when due shall automatically give rise to late payment interests which will be accrued on a daily basis by applying a 3-month EURIBOR rate, as determined on the January 1 or July 1, as the case may be, immediately preceding the date of non – payment, increased by three hundred basis point (300 bps) until the date of payment, but not to exceed the maximum rate permitted by applicable Laws regarding usury. 6.2.5. In case of non-payment by the Buyer of any amount under the Agreement within ten (10) days from the due date, the Supplier has the right to suspend the performance of its obligations under this Agreement, with consequent postponement of the Due Delivery Dates and any other deadline of the Supplier provided by the Agreement for a period equal to such suspension. 6.3. Dispute on the payment If a dispute arises in relation to the payments to be made to the Supplier, the Buyer and the Supplier shall then attempt to resolve the dispute and, if unsuccessful, Article 22 (Dispute Resolution) shall apply.

14 7. CHANGE ORDER 7.1. Request for Change Order 7.1.1. There shall be no change to the Works, the Contract Price, the Due Delivery Date(s) except to the extent provided in a written instrument signed by the Buyer and the Supplier stating their mutual agreement (a ″Change Order″). The Change Order shall state: (a) a change in the Works, if any; (b) the amount of the adjustment in the Contract Price, if any; and/or (c) the extent of the adjustment in the Due Delivery Date. 7.1.2. The Supplier shall be entitled to obtain a Change Order for an equitable adjustment to the Contract Price and/or the Due Delivery Date(s) if: 7.1.2.1. the Buyer seeks a change to the Basic Design and/or Bess Equipment Design and/or the Works, consisting of additions, deletions, or other revisions, so long as such change is within the general scope of this Agreement; or 7.1.2.2. the Supplier's performance of its obligations under this Agreement is affected by one of the following events (an ″Excusable Event″): 7.1.2.2.1. Buyer’s liability; 7.1.2.2.2. Liability of other contractors and/or suppliers (excluding any Subcontractors of the Supplier under this Agreement) involved in the realisation of the Storage Power Plant; 7.1.2.2.3. Force Majeure; 7.1.2.2.4. Change in Law after the Execution Date; 7.1.2.2.5. any delay in carrying out or completing or attending or scheduling or approval of any of the TSO or DNO or any similar competent entity tests by the TSO or by the aggregator or the DNO or any similar competent entity, as the case may be; 7.1.2.2.6. Adverse Weather Conditions; or 7.1.2.2.7. Change in any applicable permit and/or authorisation. 7.1.3. Should either Party desire to change the Works or observe a change to the Works, such Party shall submit a change request to the other in writing. Irrespective of which Party has issued the written notice of change, within ten (10) Business Days of receipt of any such request, Supplier shall submit a detailed proposal to the Buyer stating (a) the increase or decrease, if any, in the Contract Price which would result from such change, (b) the effect, if any, upon the Due Delivery Date. The Buyer shall have five (5) Business Days to accept or reject in writing the Supplier’s proposals in relation to the change. If the Buyer agrees with the Supplier’s proposal, the Parties shall execute a Change Order reflecting the change in the Works and proposed adjustments, if any, in the Contract Price and the Due Delivery Date.

15 8. DELAY LIQUIDATED DAMAGES 8.1. Subject to Article 7.1 and Article 9 (Extension of Due Delivery Date), if the Supplier fails to deliver any of the Bess Components within four weeks from each Due Delivery Dates as specified under Annex 2, as extended under the Agreement, for reasons attributable to the Supplier, the Supplier shall pay Delay Liquidated Damages in the amount of 0.0715% of the Contract Price for each Business Day of delay, with such day commencing on the day after the four weeks from each Due Delivery Date(s) until the actual delivery date of such Bess Component(s). 8.2. The maximum amount of Delay Liquidated Damages to be paid by the Supplier shall not exceed an amount of five percent (5%) of the Contract Price (″Delay Liquidated Damages Cap″). Once the Delay Liquidated Damages exceeds the Delay Liquidated Damages Cap, the Buyer shall be entitled to terminate this Agreement due to Supplier default pursuant to Article 14.1.2. The Parties acknowledge and agree that the Delay Liquidated Damages above are in all respects fair and reasonable and represent a genuine pre-estimate of the losses, damages and expenses likely to be suffered or incurred by the Buyer in case of delay attributable to Supplier. Without prejudice to the foregoing and the obligation to continue to perform the Works, subject to the provision of Article 14.1.2.1.3, payment of Delay Liquidated Damages shall be the sole obligation of the Supplier and constitutes the sole and exclusive remedy available to the Buyer in this respect. 8.3. As soon as the Supplier is aware of or expects that there will be a material delay (meaning delays which impact the critical path of the programme) in the performance of the Works, including due to unexpected additional work that must be carried out, the Supplier shall without delay notify the Buyer accordingly in writing, stating: 8.3.1. what the cause of the delay is; 8.3.2. the expected duration of the delay; and 8.3.3. the measures taken or to be taken by the Supplier to avoid further delay. 9. EXTENSION OF DUE DELIVERY DATE 9.1. The Supplier shall be entitled to obtain an extension of the Due Delivery Date(s) in the following circumstances: 9.1.1. extra or additional work constituting a Change Order (provided that is not due to an act or omission of the Supplier); 9.1.2. failure of the Buyer to fulfil any of its obligations under the Agreement or an act or omission of the Buyer and/or of any of its suppliers and/or contractors affecting the performance of the Supplier’s obligations; 9.1.3. any suspension or order to suspend, except to the extent due to a Supplier's act or omission; 9.1.4. a Covid-19 Event; 9.1.5. a R/U Event; 9.1.6. an Excusable Event. 9.2. In case of an extension of time approved by the Buyer, other than as a result of Force Majeure, Adverse Weather Conditions or a Covid-19 Event or a R/U Event, the Supplier shall be entitled to an adjustment of the Contract Price covering any documented extra costs.

16 10. TESTS OF THE BESS EQUIPMENT 10.1. Factory Acceptance Testing (“FAT”) 10.1.1. The Supplier shall perform all the necessary tests and checks, as described in Annex 6, in order to verify the compliance of the Bess Containers to the Technical Specifications and Good Industry Practice. The Supplier shall notify the Buyer with at least fifteen (15) Business Days’ notice of the start of the FAT in order to allow the Buyer to organize properly its attendance at the FAT should the Buyer wishes to be present. The Supplier is however allowed to carry out the tests also in case of absence of the Buyer. 10.1.2. If the tests have been completed successfully, the Buyer and the Supplier shall execute the FAT Certificate in the form attached in Annex 7 within a period of five (5) Business Days from the successful completion of the tests. Should the FAT Certificate not be signed within such period, the FAT Certificate shall be deemed to be issued for all the purposes of the Agreement. 10.1.3. If the Buyer disagrees with the results of the FAT and the FAT Certificate is not issued within five (5) Business Days after the Supplier has notified the Buyer that all necessary conditions, according to the Supplier, have been met, an expert mutually agreed by both Parties (the ″Expert″) shall inspect the Bess Containers and analyse the documents provided by the Supplier and the Buyer, and shall have fifteen (15) Business Days from the acceptance of the mandate to provide its conclusions. If the Expert’s conclusions are that the FAT Certificate shall be issued, then the FAT Certificate shall be signed by both Parties and considered effective from the date of the fulfilment of the tests and the costs incurred by the Expert shall be paid by the Buyer. If the Expert’s conclusions are that the FAT Certificate cannot be issued, then the FAT Certificate shall not be signed, and the costs incurred by the Expert shall be paid by the Supplier. 10.1.4. The Supplier shall (i) perform all the necessary tests and checks, as described in Annex 6, in order to verify the compliance of the Battery Modules to the Technical Specifications and Good Industry Practice and (ii) provide such test reports to the Buyer. 10.2. Commissioning of the Works 10.2.1. Commissioning Certificate 10.2.2. The Buyer shall carry out all Enabling Works in order to enable the Supplier to commission the Bess Equipment in compliance with this Agreement. The Buyer shall notify the Supplier with at least fifteen (15) Business Days’ notice of the start of the commissioning tests in order to allow the Supplier to execute the relevant tests and activities. Commissioning shall take place on the date on which the following conditions have been met (the ″Commissioning Date″) as evidenced by the issuance of the Commissioning Certificate: 10.2.2.1. all the tests described in Annex 6 (the ″Tests for Commissioning″) have been successfully passed; 10.2.2.2. the Performance Warranties to be achieved as a condition precedent to the Commissioning Date described under Annex 1 have been achieved; and

17 10.2.2.3. all technical documentation included in Supplier’s scope of Works as specified in Annex 1 have been delivered. 10.2.3. The Buyer shall notify the Supplier with at least fifteen (15) Business Days’ notice of the start of the Tests for Commissioning in order to allow the Supplier to organize properly the execution of the Tests for Commissioning. The Supplier shall perform all the necessary tests and checks, as described in Annex 6. The Buyer shall provide consumables as may be required to carry out the tests. 10.2.4. In case the Supplier cannot attend the Tests for Commissioning at the date notified by the Buyer due to Force Majeure, or the Tests for Commissioning cannot be properly performed at its anticipated date due to Force Majeure, such Tests for Commissioning shall be postponed and performed as soon as the Force Majeure event is terminated in order to allow the Supplier to perform the Tests for Commissioning and the Buyer to attend the Tests for Commissioning. It is also understood that the Supplier shall not be responsible for any delay due to an Excusable Event. 10.2.5. If the Tests for Commissioning have been completed successfully, the Buyer and the Supplier shall execute the commissioning certificate in the form attached in Annex 7 (the ″Commissioning Certificate″) within a period of three (3) Business Days from the fulfilment of all requirements. Should the Commissioning Certificate not be signed within such period, the Commissioning Certificate shall be deemed to be issued for all the purposes of the Agreement. 10.2.6. If the Buyer disagrees with the results of the Tests for Commissioning and the Commissioning Certificate is not issued within ten (10) Business Days after the Supplier has notified the Buyer that all necessary conditions, according to the Supplier, have been met, an Independent Expert appointed in accordance with Article 22.2.2 shall inspect the Storage Power Plant and analyze the documents provided by the Supplier and the Buyer, and shall have fifteen (15) Business Days from the acceptance of the mandate to provide its conclusions. If the Independent Expert’s conclusions are that the Commissioning Certificate shall be issued, then the Commissioning Certificate shall be signed by both Parties being effective from the date of the fulfilment of the conditions for the Commissioning Date, and the costs incurred by the Independent Expert shall be paid by the Buyer. If the Independent Expert’s conclusions are that the Commissioning Certificate cannot be issued, then the Commissioning Certificate shall not be signed, and the costs incurred by the Independent Expert shall be paid by the Supplier. 10.2.7. On the Commissioning Date, the Buyer and the Supplier shall agree on the Punch List. The Supplier shall remedy at its sole cost all minor items listed in the Punch List within and no later than thirty (30) Business Days after the Commissioning Date, or any longer period as may be agreed by the Parties. 10.2.8. Upon the clearance of the Punch List, the Supplier shall submit to the Buyer a written statement requesting the execution by the Buyer of a Punch List clearance certificate in the form attached in Annex 8 (the ″Punch List Clearance Certificate″). The Punch List Clearance Certificate shall be executed and signed by the Buyer within five (5) Business Days after its receipt by the Supplier unless the Buyer provides written notice and a detailed description of the Supplier’s failure to achieve the clearance of the Punch List. In case the Buyer does not execute the Punch List Clearance Certificate nor provide any rejection notice within five (5) Business Days from its receipt, the Punch List Clearance

18 Certificate shall be deemed to be issued for all the purposes provided by this Agreement. 11. SUPPLIER’S WARRANTIES 11.1. Defects Liability Period 11.1.1. Duration The Supplier shall be liable for any Defects attributable to the Supplier on the Bess Equipment during a period of twenty four (24) months starting from the Commissioning Date and in any case for no more than thirty (30) months after the last Delivery Date of the Bess Equipment (the ″Defects Liability Period″). 11.1.2. Making good Defects 11.1.2.1. during the Defects Liability Period, the Supplier shall be responsible for making good any Defect in any part of the Bess Equipment which: 11.1.2.1.1. appears or occurs during the Defects Liability Period; and 11.1.2.1.2. arises from either (i) any defective materials, workmanship or design, or (ii) any act or omission of the Supplier during the Defects Liability Period; 11.1.2.2. if a Defect appears during the Defect Liability Period, a written notice shall be given to the Supplier by the Buyer without delay; 11.1.2.3. promptly thereafter and using best efforts, the Supplier shall make good the Defect at its own cost but costs for transport, taxes and custom duties on any replacement parts shall be paid by the Buyer. 11.1.3. For any part of the Bess Equipment affected by repairment or replacement, the Defect Liability Period with respect to such component shall be continued for a period that is the longer of: (a) the remaining period of the original Defect Liability Period; and (b) one (1) year from the date of completion of the repair or replacement of such component. 11.1.4. The choice to remedy by repair or replacement of the defective part shall be solely that of the Supplier. Furthermore, except as expressly stated in the Agreement or unless the Supplier elects otherwise, the Buyer waives any liens and security interests in the removed or replaced part, shall do everything necessary to effect such waiver, and shall indemnify the Supplier against any loss or damage the Supplier may incur as a result of any lien or security interest being asserted over such removed or replaced. Without prejudice to Article 11.2 and except as set out expressly in this Agreement, the remedies provided in this Article shall constitute the sole remedies provided in favour of the Buyer in case of Defects. 11.1.5. The responsibility of the Supplier under the Defects Liability Period shall be conditional upon:

19 11.1.5.1. the Bess Equipment and any relevant work thereon having been performed and supplied by the Supplier; 11.1.5.2. the Defects are not resulting from wear and tear; 11.1.5.3. the Works and any part thereof having been operated by the Buyer in accordance with the O&M Manuals; 11.1.5.4. the relevant Defect not being due to (i) conditions outside the Technical Specifications; (ii) an event of Force Majeure; or (iii) the Buyer and/or a third party (including vandalism and works executed by such third party). 11.2. Performance Warranties 11.2.1. The Supplier guarantees that the performance of the BESS Equipment shall meet the Performance Warranties: 11.2.1.1. during the Tests for Commissioning; and 11.2.1.2. on the date which falls twelve (12) months after the Commissioning Date; and 11.2.1.3. on the date which falls twenty four (24) months after the Commissioning Date, provided that the dates under Articles 11.2.1.2 and 11.2.1.3 can be no later than thirty (30) months after the last Delivery Date of the Bess Equipment. 11.2.2. If the Bess Equipment fails to meet the Performance Warranties as provided under Article 11.2.1.1 and/or Article 11.2.1.2 and/or Article 11.2.1.3 above for reasons attributable to the Supplier, the Supplier shall promptly and at its cost implement the necessary rectifications and/or make good the defect and repeat the required tests to demonstrate to the Employer the achievement of the Performance Warranties. The aforementioned procedure shall be repeated until the Bess Equipment achieves the Performance Warranties. 11.2.3. The Parties agree that the obligation of the Supplier to comply with the Performance Warranties is subject to the entering into, and the uninterrupted validity and effectiveness for the same period of the Maintenance Contract between the Parties. 12. LIABILITY 12.1. Notwithstanding any contrary provision provided by the Agreement no Party shall be liable for loss of profit, loss of product, loss of use, loss of contract, loss of revenues or for indirect or consequential loss or damages suffered or incurred by the other Party, except in respect of Delay Liquidated Damages which shall not be interpreted as indirect or consequential of nature. 12.2. Each Parties’ liability for all direct damages, connected to the performance of the Agreement, is limited to one hundred percent (100%) of the Contract Price. 12.3. The liability limitations provided above shall not apply in case of (i) death or personal injury, or (ii) gross negligence or wilful misconduct.

20 12.4. If at any time a circumstance occurs that leads to (possible) liability for compensation of one of the Parties, then the other Party shall undertake to take all necessary measures to try to limit/mitigate the (possible) damage. 13. OWNERSHIP AND RISK OF LOSS 13.1. Ownership of all parts of the Works and each Bess Component shall pass to the Buyer upon receipt by the Supplier of payment of the part of the Contract Price corresponding to that parts of the Works and that Bess Component. 13.2. The Supplier shall do all things necessary to ensure that ownership of all parts of the Works and items of Bess Equipment transferred to the Buyer in accordance with this Article 13 (Ownership and Risk of Loss) is free from any lien, charge or any other security interest and that no person other than the Buyer shall have any claim to ownership thereto. 13.3. The risk of loss of or damage to (i) each of the Battery Modules shall pass from the Supplier to the Buyer upon each Delivery Date at Port of [REDACTED], as per FOB – Incoterms 2020 and (ii) to each of the Bess Containers shall pass from the Supplier to the Buyer upon each Delivery Date at Port of [REDACTED], as per FOB – Incoterms 2020. 14. SUSPENSION / TERMINATION 14.1. Suspension / Termination by the Buyer 14.1.1. Suspension / Termination for convenience 14.1.1.1. the Buyer shall be entitled, at its discretion, without any notification of default being necessary, to terminate the Agreement, at its convenience, with a previous written notice of sixty (60) days; 14.1.1.2. in case of termination for convenience by the Buyer, the Supplier shall be entitled to receive compensation from the Buyer for: 14.1.1.2.1. the amounts of the Contract Price covering portion of the Works already executed, invoiced and not yet invoiced; 14.1.1.2.2. the cost of Bess Equipment ordered which order cannot be revoked. The Bess Equipment shall become the property of - and be at the risk of - the Buyer when paid for by the Buyer and the Supplier shall place the same at the Buyer 's disposal; 14.1.1.2.3. site demobilisation and repatriation costs; 14.1.1.2.4. a termination fee amounting to twenty (20%) of the difference between the Contract Price and the amount of the value of the Works executed prior termination; 14.1.1.3. the Buyer may suspend the performance of the Works for its convenience with prior written notice of forty-five (45) days. In such case the Supplier shall:

21 14.1.1.3.1. be entitled to obtain a proportional extension of time and reimbursement of the duly documented costs incurred; and 14.1.1.3.2. after notice of suspension, be entitled to invoice the Works already completed and not yet invoiced; 14.1.1.4. if the suspension exceeds sixty (60) days, the Supplier has the right to terminate the Agreement. 14.1.2. Termination for Supplier’s Default 14.1.2.1. the Buyer shall be entitled to terminate the Agreement in the following circumstances (the ″Supplier’s Default″): 14.1.2.1.1. bankruptcy order issued against the Supplier; 14.1.2.1.2. liquidation of the Supplier or event occurs which (under applicable Laws) has a similar effect and applicable legal provisions do not prohibit termination of or withdrawal from the Agreement; 14.1.2.1.3. reach or exceed the Delay Liquidated Damages Cap; 14.1.2.1.4. the Supplier fails to comply with material obligations under this Agreement; and fails to remedy the breach (which shall be notified in writing by the Buyer) within a cure period of thirty (30) Business Days; 14.1.2.2. in case of Supplier’s Default, if the Supplier fails or refuses to remedy the default within thirty (30) Business Days following receipt of a written notice issued by the Buyer, the Buyer may terminate this Agreement. However, in the case of sub- paragraph (a) or (b), the Buyer may without prior notice terminate the Agreement immediately; 14.1.2.3. after a notice of termination has taken effect, the Buyer shall pay to the Supplier all Works executed, as invoiced and not yet invoiced prior to the termination date and withhold the amount of Delay Liquidated Damages and/or duly documented direct damages (if any) within ten (10) days from the date of the termination notice; 14.1.2.4. remedies set forth in the Agreement are the exclusive remedies available to the Buyer in case of termination for Supplier’s Default. 14.2. Termination by the Supplier for Buyer’s Default 14.2.1. The Supplier shall be entitled to terminate the Agreement by written notice on the following grounds (the ″Buyer’s Default″): 14.2.1.1. bankruptcy order issued against the Buyer or the entity that has issued the Buyer’s Parent Company Guarantee;

22 14.2.1.2. liquidation of the Buyer or the entity that has issued the Buyer’s Parent Company Guarantee or event occurs which (under applicable Laws) has a similar effect and applicable legal provisions do not prohibit termination of, or withdrawal from, the Contract; 14.2.1.3. the Buyer fails to pay any amount to the Supplier due under this Agreement; 14.2.1.4. in case the suspension decided by the Buyer for convenience exceeds an aggregate period of sixty (60) days; 14.2.1.5. revocation of any permit and/or authorisation that are necessary for the execution of the Agreement; or 14.2.1.6. the Bess Equipment and/or the Storage Power Plant is not ready for commissioning (six) 6 months after the Delivery Date. 14.2.2. In case of Buyer’s Default, if the Buyer fails or refuses to remedy the default within thirty (30) Business Days following receipt of a notice issued by the Supplier, the Supplier may terminate this Agreement. However, in the case of sub-paragraph (a) or (b), the Supplier may without prior notice terminate the Agreement immediately. 14.2.3. Upon termination of this Agreement due to a Buyer’s Default, the Supplier shall be entitled to receive compensation for: 14.2.3.1. the amounts of the Contract Price covering portion Works executed, invoiced and not yet invoiced; 14.2.3.2. the cost of materials and components ordered for the Works. These goods shall become the property of - and be at the risk of the Buyer when paid for by the Buyer and the Supplier shall place the same at the Buyer 's disposal; and 14.2.3.3. the Site demobilisation and repatriation cost; and 14.2.3.4. further duly documented damages suffered by the Supplier. 15. FORCE MAJEURE 15.1. Definition of Force Majeure 15.1.1. In this Article, "Force Majeure" means an event or circumstance: 15.1.1.1. which is beyond a Party's control; 15.1.1.2. which such Party could not reasonably have provided against before entering into the Agreement; 15.1.1.3. which, having arisen, such Party could not reasonably have avoided or overcome; and 15.1.1.4. which is not substantially attributable to the other Party. 15.1.2. Force Majeure may include, but is not limited to, events or circumstances of the kind listed below, so long as the conditions under Articles 15.1.1.1 to 15.1.1.4 listed above are satisfied:

23 15.1.2.1. war and other hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilisation, requisition or embargo; 15.1.2.2. ionising radiation or contamination by radio-activity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosives or other hazardous properties of any explosive nuclear assembly or nuclear components thereof; 15.1.2.3. rebellion, sabotage, revolution, insurrection, military or usurped power and civil war, insofar as it relates to the country in which the Works are located or countries through which Bess Equipment must be manufactured or transported; 15.1.2.4. riot, strikes (excluding the strikes attributable to the Supplier’s employees), commotion or disorder, except if they are attributable to the Supplier’s employees; 15.1.2.5. governmental action, trade embargo, sanction, expropriation or confiscation of facilities; 15.1.2.6. epidemics or pandemics; or 15.1.2.7. natural events such as flooding, earthquakes, hurricane, tsunami, typhoon or volcanic activity. 15.1.3. For the avoidance of doubt, without prejudice to the foregoing, the Parties acknowledge that none of the following conditions or events shall constitute Force Majeure, unless they are caused by circumstances which are themselves Force Majeure events: 15.1.3.1. normal meteorological conditions on statistical basis or meteorological conditions which are not Adverse Weather Conditions; 15.1.3.2. failure to make payment. 15.1.4. A Party which believes that its performance is or may be affected by a Force Majeure event shall notify the non-affected Party of the same as soon as reasonably practicable (and within seven (7) days in any case), and shall provide such details of the Force Majeure event as the non- affected Party may reasonably require. The burden of proof as to whether a Force Majeure event has occurred and whether the Force Majeure event excuses the Party from performance shall be upon the Party claiming such Force Majeure event. 15.2. Consequences of Force Majeure 15.2.1. Suspension of the performance In the event of Force Majeure a Party is authorised to suspend performance of the Works in full or in part for the duration of the Force Majeure. The Party that invokes suspension must immediately, but in any case within ten (10) days after the event of Force Majeure, notify the other Party of the Force Majeure situation in writing accompanied by supporting documents. 15.2.2. Duty to mitigate

24 15.2.2.1. each Party shall at all times use all reasonable endeavours to minimise any delay in the performance of the Works as a result of the event Force Majeure; 15.2.2.2. the Supplier shall endeavour to continue to perform its obligations under the Agreement so far as reasonably practicable. The Supplier shall notify the Buyer of the steps he proposes to take including any reasonable alternative means and relating costs for performance which is not prevented by Force Majeure. The Supplier shall not take any such steps unless directed so to do by the Buyer; 15.2.2.3. a Party shall give notice to the other Party when it ceases to be affected by the Force Majeure. 15.2.3. Extension of time If the Supplier is prevented from performing any of its obligations under the Agreement by Force Majeure, and suffers delay by reason of such Force Majeure, the Supplier shall be entitled to an extension of time for any such delay in accordance with Article 9 (Extension of Due Delivery Date). 15.2.4. Termination If circumstances of Force Majeure have occurred and continue for an aggregate period of more than three (3) consecutive months or four (4) months in aggregate then, notwithstanding that the Supplier may have been granted an extension of the Due Delivery Date, either Party shall be entitled to terminate this Agreement, subject to thirty (30) days’ notice to terminate the Agreement. 15.2.5. Payment on termination Upon termination of this Agreement due to an event of Force Majeure, the Supplier shall be entitled to receive: 15.2.5.1. the value of the Works done at the time of termination, invoiced or not yet invoiced; and 15.2.5.2. the cost of materials or goods ordered for the Works or for use in connection with the Works which have been delivered to the Supplier or of which the Supplier is legally liable to accept delivery and insofar as these amounts are duly justified. Such materials or goods shall become the property of and be at the risk of the Buyer when paid for by the Buyer and the Supplier shall place the same at the Buyer’s disposal. 15.3. COVID-19 Event - R/U Event In case of occurrence of a Covid-19 Event and/or R/U Event, Article 15.2 (Consequences of the Force Majeure) shall apply. 16. INTELLECTUAL PROPERTY 16.1. The Intellectual Property Rights in all Technical Specification, Basic Design and Bess Equipment Design shall remain vested in the Supplier or relevant third parties, as the case may be. The Supplier:

25 16.1.1. warrants that the Intellectual Property Rights in all Technical Specifications, Basic Design and Bess Equipment Design either vests in the Supplier or in third parties from whom the Supplier has a licence to use such materials for the purposes of the Works; 16.1.2. hereby grants to the Buyer a royalty-free, irrevocable and non-exclusive licence to use the Technical Specifications, Basic Design, Bess Equipment Design and Software for the construction, maintenance, operation and repair of the Works; such licence shall be freely assignable by the Buyer by way of security to a provider of finance in relation to the Works and may be assigned or sub-licensed to a nominee of such provider, or to an Affiliate of the Buyer, or to any person that is from time to time the owner of the Works, provided that the Buyer ensures that the Technical Specifications, Basic Design and Bess Equipment Design shall be used for no other purpose than for the construction, maintenance, operation and repair of the Works; the Supplier shall not be liable for any negligent or improper use of the Technical Specifications, Basic Design and Bess Equipment Design; 16.1.3. warrants to indemnify and hold harmless the Buyer against third party claims for infringement of such Intellectual Property Rights. 16.2. For the avoidance of doubt, the Buyer understands and agrees that such licence does not include any right to modify the Technical Specifications, Basic Design or Bess Equipment Design nor to sell sublicense, licence, rent, assign, transfer, deploy or otherwise make available the Technical Specifications, Basic Design and Bess Equipment Design, in whole or in part, to any third party except as specifically set forth in this Agreement. Also, the Buyer understands and agrees that such licence does not include any right to reverse engineer, decompile or disassemble the Technical Specifications, Basic Design and Bess Equipment Design or reduce to source code form. 16.3. Notwithstanding any provisions of this Agreement to the contrary, the Buyer shall indemnify the Supplier against and hold the Supplier harmless from any loss the Supplier may suffer as a consequence of the Technical Specifications, Basic Design or Bess Equipment Design being used by the Buyer or third party authorised under this Agreement for a use other than the construction, maintenance, operation and repair of the Works. 17. CONFIDENTIALITY 17.1. Each of the Parties shall keep confidential the terms of this Agreement and any confidential information that it may acquire in relation to the business or affairs of the other Party hereunder during the execution of this Agreement and until the end of the Defects Liability Period. 17.2. Each of the Parties shall not divulge such confidential information to any person (except to such Party’s and its Affiliates’ own employees and sub-contractors or otherwise as necessary for such Party to fulfil its obligations under this Agreement, to its legal and other professional advisers, to its current and potential shareholders and lenders of the Storage Power Plant on a need-to-know basis, to regulatory authorities, and as required by law or court of competent jurisdiction) without the other Party’s prior written consent. 17.3. The Parties shall have no obligation with respect to any such documentation or information which: (i) is or becomes publicly known through no act of the receiving Party; (ii) is approved for release by written authorization of the disclosing Party; (iii) is required to be disclosed by the receiving Party pursuant to a legal process being understood that the receiving Party shall inform the disclosing Party within ten (10) Business Days as from such disclosure; (iv) has been rightfully furnished to the

26 receiving Party without any restriction on use or disclosure and not in violation of the rights of the other Party; or (v) which is required to be disclosed to persons professionally engaged by a Party on a need to-know-basis, provided such persons shall be required by such Party to undertake to keep such information confidential and provided further that such Party shall be liable for the compliance with such undertaking. 17.4. All public announcements in relation to the Works or the existence of this Contract shall be discussed in advance and agreed between the Parties. However, any public information requirement imposed on either of the Parties as a consequence of any listing on a recognised stock exchange shall not be covered by the foregoing restrictions. 17.5. The Parties must conform to the current applicable privacy laws and regulations, including the rules on the processing of personal data. 18. ASSIGNMENT None of the Parties may assign, transmit, contribute or otherwise transfer all or any part of the rights and obligations resulting for them from this Agreement without the prior, express written consent of the other Party. 19. INSURANCES 19.1. Insurance taken out by the Supplier The Supplier represents that it has taken out, and undertakes to maintain from the Execution Date to the dates specified in Annex 13, the insurance policies set out in Annex 13 with limits no lower than those set out in Annex 13. 19.2. Insurance taken out by the Buyer The Buyer undertakes to take out within thirty (30) days of the Execution Date and to maintain thereafter the insurance policies as set out in Annex 14 with limits no lower than those set out in Annex 14 and to appoint the Supplier as insured party. 20. MISCELLANEOUS 20.1. Severability The provisions contained in each Article of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid. 20.2. Waivers No failure or delay by any Party to exercise any right, power or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same, or of some other right, power or remedy. 20.3. Entire Agreement The terms and conditions set forth herein, together with those set forth on all annexes attached, constitute the complete statement of the agreement between the Buyer and the Supplier relating to the subject matter hereof. No prior statement or correspondence shall modify or affect the terms and conditions hereof. Prior representations, promises, warranties or statements by Supplier or Buyer, or by any agent or employee of the

27 Supplier or the Buyer, that differ in any way from the terms and conditions hereof shall be given no effect. 20.4. Amendment This Agreement may be modified or amended only by an instrument in writing signed and duly executed by authorized officers of the Parties. 20.5. Good faith The Parties undertake to act fairly and in good faith in relation to the performance and implementation of this Agreement. 20.6. Notifications Unless otherwise specified in other sections of this Agreement, any material notice or communication required to be delivered to either Party pursuant to or in connection with this Agreement shall be given by registered mail with advice of delivery (with copy in pdf version in advance by email) to the addresses set forth below: 20.6.1. Buyer: Ergo Mining Proprietary Limited Address: Constantia Office Park, Vlakhaas Avenue, Cnr Hendrik Potgieter Road and 14th Avenue, Weltevreden Park, Roodepoort Attention: [REDACTED] Email: [REDACTED] 20.6.2. Supplier: NIDEC ASI SA Address : 5, Rue Marc Seguin – ZI du Buisson 42230 Roche-la-Molière Telephone: [REDACTED] Attention: [REDACTED] Email: [REDACTED] 21. APPLICABLE LAW This Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of England and Wales. 22. DISPUTE RESOLUTION 22.1. Amicable Settlement 22.1.1. Where any disagreement, dispute or deadlock arises, between the Parties, both Parties shall attempt to resolve this amicably before the commencement of arbitration, per the mechanism set out below. 22.1.2. Any disagreement, dispute, or deadlock between the Parties may, at the instance of either Party, be referred to a panel comprising the chief executive officer (or equivalent) of each of the Parties (the ″Senior Panel″) for resolution. Any such referral by a Party to the Senior Panel shall be by

28 notice in writing signed by the appropriate representative of the Party concerned (the Buyer’s representative if referred by the Buyer, the Supplier’s representative if referred by the Supplier) and shall be accompanied by a detailed description, background and analysis in writing of the matter being referred for resolution by the Senior Panel. 22.1.3. Either Party’s representative on the Senior Panel may call for the submission of additional information by either Party’s appropriate representative, for the purposes of facilitating the Senior Panel’s full understanding of the disagreement, dispute, or deadlock. 22.1.4. The Senior Panel shall meet and attempt in good faith to resolve the matter in question within ten (10) days of the matter being referred to the Senior Panel, or within such further period as the Senior Panel members may agree upon in writing. 22.1.5. If the Senior Panel resolves the matter in question within the ten (10) day period referred to in Article 22.1.4 (or such longer period for resolution as the Senior Panel members may agree upon in writing), such agreement shall be recorded in writing and signed by both members of the Senior Panel, and shall be binding on the Parties. 22.1.6. If the Senior Panel is not able to resolve the matter in question within the ten (10) day period referred to in Article 22.1.4 (or such longer period for resolution as the Senior Panel members may agree upon in writing), either Party may then refer such matter for resolution as provided for in Article 22.2 or to arbitration as provided for in Article 22.3. If the non- referring Party objects to the matter being referred to resolution as provided for in Article 22.2, which it must do within seven (7) days, then the default shall be for the matter to be referred to arbitration as provided for in Article 22.3. 22.1.7. All of the processes undertaken under this Article 22.1 shall be on a “without prejudice” basis, the Parties recognizing that any referral to the Senior Panel, the information considered by it, and its deliberations, are not in the nature of legal pleadings, submissions, evidence, or proceedings. 22.2. Fast Track Dispute Resolution 22.2.1. If a Party refers a dispute to resolution as provided for in this Article 22.2 and the other Party does not object to this referral within the seven (7) days referred to in Article 22.2.2 then the dispute shall be referred for resolution by an Independent Expert and Articles 22.2.1 to 22.2.11 will apply. If the non-referring Party does object to the referral to resolution as provided for in this Article 22.2, then the dispute must be referred to arbitration as provided for in Article 22.3. 22.2.2. The Parties must meet within seven (7) days of referral under Article 22.2.1 of the dispute to determination by an independent expert and endeavour to agree upon a single expert (who will be independent of the Parties and must have qualifications and experience appropriate to the matter in dispute) to whom the matter will be referred for determination (the ″Independent Expert″). 22.2.3. If within fourteen (14) days of referral of the dispute for determination by an Independent Expert under Article 22.2.1, the Parties have not met or fail to agree upon the appointment of an Independent Expert, either Party may refer to dispute to arbitration as provided for in Article 22.3.

29 22.2.4. Within five (5) days after a dispute has been referred by either Party to the appropriate Independent Expert, the Independent Expert shall require the Parties to submit in writing their respective arguments. The Independent Expert shall, in his/her absolute discretion, consider whether a hearing is necessary in order to resolve the dispute. 22.2.5. It shall be entirely within the power and competence of the Independent Expert to decide upon any matters related to the proper preparation of the dispute for hearing and in that regard the Independent Expert shall direct the Parties accordingly. 22.2.6. The Independent Expert shall set the date for the hearing, choose the venue (which must be a venue in London, United Kingdom) for the hearing and determine all matters regarding any aspect of the hearing. Moreover, the Independent Expert can decide whether at the hearing the Parties are to give oral evidence or confine themselves to presenting their cases in writing or by some other appropriate procedure. In this regard, the Independent Expert must be guided by considerations of fairness, the cost-effective resolution of the dispute, and the need to resolve the dispute quickly. 22.2.7. The Independent Expert shall provide both Parties with his/her written decision on the dispute, within fifteen (15) days of the hearing (or such other period as the Parties may agree in writing after the hearing). The Independent Expert shall give his/her reasons for the award. 22.2.8. Any process or determination by the Independent Expert will be made as an expert and not as an arbitrator. The determination of the Independent Expert shall be final and binding on the Parties save and except for the existence of a manifest error in the process of determination or the determination itself or in the event of fraud or misconduct by the Independent Expert. 22.2.9. Each Party must bear its own costs of and incidental to, any determination under this Article 22.2. 22.2.10. The costs of the Independent Expert will be borne and paid by the Parties in equal shares unless the Independent Expert determines otherwise. 22.2.11. The proceedings shall be confidential and all information, data or documentation disclosed or delivered by either Party to the Independent Expert in consequence of or in connection with his/her appointment as Independent Expert shall be treated as confidential. 22.3. Arbitration 22.3.1. If a dispute is referred to arbitration in accordance with the provisions of Article 22 (Dispute Resolution) then unless otherwise agreed in writing by both Parties: 22.3.1.1. the dispute shall be finally settled under the rules of arbitration of the London Court of International Arbitration (the ″LCIA Rules″); 22.3.1.2. the dispute shall be settled by three (3) arbitrators appointed in accordance with the LCIA Rules; and 22.3.1.3. the arbitration shall be conducted in London, United Kingdom, in English.

30 22.3.2. The arbitrator shall have full power to open up, review and revise any certificate, determination, instruction, opinion or valuation of each of the Parties, and any decision of the Senior Panel, relevant to the dispute. 22.3.3. Arbitration may be commenced prior to, during or after completion of the Works. 22.3.4. The agreement to commence dispute resolution proceedings pursuant to this Agreement shall not bar either Party from seeking urgent relief in an appropriate forum. 23. TRADE AND EXPORT COMPLIANCE 23.1. The Agreement and the fulfilment of any contractual obligations are subject to all currently applicable import, export control, trade compliance and sanctions laws, regulations, orders and requirements. 23.2. In case any import, export control, trade compliance sanctions laws, laws, regulations, orders or requirements, including any change in any applicable laws, regulations, orders or requirements or change in interpretation by any competent authorities/custom as well as the situation where the goods are blocked by the competent customs authority due to a “catchall” approach as well as the situation where the Supplier should fail to receive any necessary or advisable licenses, authorisations or approvals or such licenses, authorisations or approvals are denied or revoked (hereinafter ″Sanctions″): 23.2.1. prohibits or prevents the Supplier from fulfilling the Agreement; or 23.2.2. expose the Supplier (or its direct or indirect shareholders or any of its affiliates) to a risk of liability under such Sanctions; or 23.2.3. in case any specific contractual performance by the Supplier is prevented by Sanctions, the Supplier is entitled to terminate the Agreement, unilaterally out of court, by sending the Buyer a written notice and the Supplier shall be relieved, with no liability, from all Agreement obligations, with the right to receive all the remaining payments due until termination date as well as to keep the payments which have already been carried out. 24. ETHICS 24.1. The Buyer declares to have read and understood the "Code of Ethics", the "General Principles of the Organization, Management and Control Model", the " Anti-bribery Policy" and the "ISO 37001" document, which can be downloaded from the following area of the website: https://www.nidec-industrial.com/it/compliance/. 24.2. The Buyer undertakes to refrain from any behaviour that may be in contrast with the principles outlined herein and to comply with current legislation on the administrative liability of legal persons. 24.3. Alleged violations, perpetrated by internal staff, collaborators and business partners, referring to the previous aspects, can be reported through the dedicated channel: nidec_hotline_europe@nidec.com.

31 The Buyer The Supplier Ergo Mining Proprietary Limited NIDEC ASI SA By: By: Duly authorised for the purpose hereof Duly authorised for the purpose hereof

/ / 1 Annex 1: Technical Specifications [REDACTED]

1 2 3 4 5 6 7 8 9 10 11 12 13 M1 M2 M3 M4 M5 M6 M7 M8 M9 M10 Mil M12 M13 Contractual date NTP Engineering Basic engineering I I Detailed engineering 4 Purchasing and manufacturing Battery batch 1 I port 4 FOB Shangai Battery batch 2 1(0B Shangai port 4 Battery batch 3 I port 4 FOB Shangai PCS I Last PCS delivered in factory 4 I Cooling system Last PCS delivered in factory I I 20ft container Last container unit delivered in factory I Factory Test BESS Container 1 to 8 ,I D. BESS Container 9 to 16 i4 Di BESS Container 17 to 24 ,i. .... BESS Container 25 to 32 iip iD BESS Container 33 to 42 4mi.imDi Transport FOB Marseille port BESS Container 1 to 8 4...■•• FOB Marseille port BESS Container 9 to 16 4 .1F0B Marseille port BESS Container 17 to 24 *Now. FOB Marseille port BESS Container 25 to 32 port FOB Marseille BESS Container 33 to 42 FOB Marseille port

/ / 1 Annex 3: Scope of Work (Matrix of Responsibility) [REDACTED]

Annex 4 Nidec List of Main Suppliers BATTERY Envision PCS NIDEC ASI PMS & SCADA BESS NIDEC ASI 1 of 1 Nidec -All for dreams

/ / 1 Annex 5: Buyer’s documentation [REDACTED]

Annex 6 List of test for commissioning The BESS will be commissioned in 5 distinct steps according to the Annex 2. The Table Below should be applicable for each Step 1 to 5: No. Criteria Complete Comments 1 preliminary checks before switching on auxiliary and power supplies 2 Switch on 400V auxiliary power 3 commissioning of auxiliary equipment - auxiliary voltage distribution - remote 10 checking - Safe 10 checking - Main AC and DC breakers test 4 commissioning of HVAC 5 switching on 22kV power supply 6 commissioning of PCS 7 Functional test - Start/ stop sequence - Emergency stop - charge and discharge power - measurement control - SCADA control 8 Performance tests - charge and discharge test at nominal power - usable capacity test - round trip efficiency test - daily cycle test with PV, grid and load Signature of Supplier representative: Name of Supplier representative : Signature of Buyer representative: Name of Buyer representative

Performance tests with all BESS containers in operation No. Criteria Complete Comments 1 charge and discharge test at nominal power 2 daily cycle test with PV, grid and load 3 black start test (feasibility to be agreed between the Parties during detailed design) 4 Islanding mode test 5 Switching from grid to islanding mode 6 Switching islanding mod to grid Signature of Supplier representative: Name of Supplier representative : Signature of Buyer representative: Name of Buyer representative

Annex 7 - Form of Commissioning Notice Page 1/2 Annex 7 - Form of Commissioning Certificate

■ Project characteristics : PROJECT NAME NAME OF BUYER NAME OF SUPPLIER CONTRACT No. WORKS (OR SECTION OF WORKS) NOTICE DATE _/_/ ■ Criteria for approval of Commissioning Completion : Criteria Check Comments Power Conversion System commissioning Batteries commissioning Power Management System commissioning BESS Scada commissioning Punch list had been submitted by Buyer and accepted by the Supplier ■ Owner validation : Buyer Representaive declares that the criteria described above have been completed and that the Commissioning is validated. Executed _/ _/201_ (dd/mm/yyyy) in two original copies, one of which shall be retained by Buyer Representative and the other submitted to supplier. Counter-signature of Buyer Representative Name of Buyer Representative : Seal Signature of Supplier Name of Supplier: Seal Attached :Comissionning Punch list Annex 7 - Form of Commissioning Notice Page 2 / 2

Annex 9 Parent Company Guarantee This deed is dated 31 May 2023 and is entered into between: I. Nidec ASI SA, a company incorporated under the laws of France with its business address at 5, Rue Marc Seguin – ZI du Buisson, herein represented by Franck Girard in his capacity as Chairman, as beneficiary (the “Beneficiary”); and II. DRDGOLD Limited, a company incorporated under the laws of South Africa and having its registered office in Constantia Office Park, Cnr 14th Avenue and Hendrik Potgieter Road, Cycad House Building 17, Ground Floor, Weltevreden Park, 1709, herein represented by Mr. AJ Davel in his capacity as Chief Financial Officer and Mr. DJ Pretorius in his capacity as Chief Executive Officer, as guarantor (the “Parent Company”). 1. BACKGROUND (a) The Parent Company is the majority shareholder of Ergo Mining Proprietary Limited with registered office in Constantia Office Park, Cnr 14th Avenue and Hendrik Potgieter Road, Cycad House Building 17, Ground Floor, Weltevreden Park,1709, (hereinafter the “Company”). (b) The Company entered into a contract for the Engineering, Procurement, Supply and Commissioning of BESS Equipment related to a Storage Power Plant located in DRD Mine, South Africa, dated 11 May 2023, with the Beneficiary (hereinafter the “Contract”); (c) Parent Company is ready to guarantee the payments due to you by the Company according to the Contract; 2. GUARANTEE AND INDEMNITY (a) The Parent Company hereby guarantees the due and punctual performance by the Company of all the Company's duties and obligations under the Contract in favour of the Beneficiary, subject to the following terms and conditions. (b) In case of Company liability for non-fulfilment of Contract payments obligations, upon first written request of Beneficiary specifying the failure and including a copy of Beneficiary’s prior notification to the Company, the undersigned Parent Company is hereby obliged, directly towards Beneficiary, to pay the requested amounts within 7 business days from its request. (c) The maximum aggregate liability of the Parent Company, according to this deed, is the amount of equivalent to the Contract Price of Euro 62 542 540. Notwithstanding anything in this deed to the contrary, the Parent Company shall be entitled to raise the equivalent rights in defence of liability as the Company would have against the Beneficiary. (d) This deed shall be valid from the date of its signing and expire on full payment of the Contract Price by Ergo Mining Proprietary Limited in accordance with the Contract.

3. CONTINUED VALIDITY OF GUARANTEE AND INDEMNITY (a) The Contract may be modified, amended or supplemented in any way without the Parent Company's consent. Subject to the limitation in Clause 2(c) above, the Parent Company's liability under this deed (which includes the Company's duties, obligations and liabilities under the Contract as modified, amended or supplemented) shall not be released, reduced or adversely affected by any such modification, amendment or supplement. (b) The Parent Company's liability under this deed shall not be released, reduced or adversely affected by: (i) any invalidity, avoidance or termination of the Contract; (ii) any waiver, concession, allowance, compromise or forbearance whether as to payment, time, performance or otherwise given to, or made with, the Company and the terms of this deed shall apply to the terms of any such compromise as they apply to the Contract; or (iii) any other act, event, omission or circumstance that, but for this provision, might operate to exonerate the Parent Company. 4. COST AND EXPENSES All costs and burdens in connection with this deed shall be sustained by the undersigned Parent Company. 5. NOTICES Any notice to be given under this deed shall be in writing and should be sent by registered mail with return receipt, following pdf transmission by email, at the following addresses or any other address subsequently indicated in writing by each of the parties to the others: to the Parent Company: DRDGOLD Limited Constantia Office Park Cnr 14th Avenue and Hendrik Potgieter Road Cycad House Building 17, Ground Floor, Weltevreden Park, 1709 For the attention of: [REDACTED] Tel.: [REDACTED] E-mail: [REDACTED] to the Beneficiary: NIDEC ASI SA ZI du Buisson - 5 Rue Marc Seguin, 42230 Roche-la-Molière - France For the attention of: [REDACTED] Tel.: [REDACTED] E-mail: [REDACTED] 6. GOVERNING LAW AND JURISDICTION (a) This deed (including non-contractual disputes or claims arising out of or in connection with this deed) shall be governed by and construed in accordance with the laws of England and Wales. (b) For any dispute arising out of or in connection with this deed, its implementation, interpretation, termination or enforcement, clause 22.3 of the Contract shall apply.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it. Executed as deed by DRDGOLD Limited acting by Mr. AJ Davel in his capacity as Chief Financial Officer and Mr. DJ Pretorius in his capacity as Chief Executive Officer ………………..................................... AJ Davel Chief Financial Officer …………....................................……. DJ Pretorius Chief Executive Officer Executed as deed by NIDEC ASI SA acting by Franck Girard in his capacity as Chairman ………………..................................... Franck Girard Chairman

Annex 10

Group Enabling Works Checklist

The BESS will be installed in 5 distinct steps according to the Annex 2.

The Table Below should be applicable for each Step:

No.	Criteria	Complete	Comments
1	All BESS Equipment and Components are present on site.		
2	All BESS Civil Works executed		
3	All BESS Component including Switchgear, transformers, BESS containers, heat exchangers are correctly installed and connected.		
4	Control cubicle correctly installed and connected including • PMS • SCADA Rack • UPS • All RJ45 Cables connections • AllOptical Fiber connections • Thin Client with monitor connected to the SCADA cubicle and powered by a 220V supply		
5	All pipes for cooling system are connected and filled		
6	All MV/LV and communication cables between BESS Component are correctly connected and tested.		
7	All MV/LV and communication cables between BESS Component and other relevant equipment (not under Nidec Scope or control) are correctly connected and Tested		
8	All BESS auxiliaries ready for energization		
9	The fire and extinguishing system is in place and ready for testing		
10	All Batteries modules are correctly mounted and connected in the BESS containers under Nidec Supervision.		
11	All IT devices and PLC for PV and Grid are operation and ready		
12	Remote internet connection available and operational.		

Signature of Supplier representative:

Name of Supplier representative :

Signature of Buyer representative:

Name of Buyer representative

Chairman of the Supervisory Board:Torsten Leue Board of Management: Dr.Edgar Puls (Chairman), Ralph Beutter, Dr. Mukadder Erdönmez, Dr.Christian Hermelingmeier, David Hullin, Dr. Thomas Kuhnt, Claire McDonald Annex 13: Supplier Insurance Policy Certificate HDI Global SE Tour Trinity 1 bis Place de la Defense - CS 20298 92035 Paris La Defense Cedex 478 913 882 RCS Nanterre HDI INSURANCE CERTIFICATE We hereby undersigned HDI Global SE, Tour Trinity - 1 bis Place de la Defense - 92035 Paris La Defense Cedex, certify that the company: NIDEC ASI RUE DE LA POUDRIERE 42230 ROCHE-LA-MOLIERE is insured under the Liability Policy number 76538510-30013 for the consequences which might result from the damages caused to third parties arising from its covered activities. The coverage applies up to the following amounts: COVERAGE LIMITS PUBLIC LIABILITY (per claim, except otherwise stipulated) Combined single limit for bodily injury, property damage, consequential and non-consequential loss 20,000,000 EUR Including the following sublimits : - Gross negligence/occupational diseases (in the aggregate) French coverage only 3,000,000 EUR - Sudden and accidental pollution (in the aggregate) 1,000,000 EUR - Property damage and consequential loss 8,000,000 EUR - Goods in care, custody and control 1,000,000 EUR Increased to 4,200,000 EUR only for Renault and NW contracts - Financial loss 1,000,000 EUR PRODUCT LIABILITY (per claim and in the aggregate) Combined single limit for bodily injury, property damage, consequential and non-consequential loss 8,000,000 EUR Including the following sublimits : - Financial loss including Third Party Recall and Third Party Removal and Replacement Costs 1,500,000 EUR - Recall costs incurred by the insured 500,000 EUR - Removal and Replacement Costs incurred by the Insured 500,000 EUR - Professional Liability 1,000,000 EUR - Bodily Injury, Property Damage and consequential loss occurring in the Unites States or in Canada includin·g : - Consequential Loss on "Loss of Use" base 2,000,000 EUR 200,000 EUR These limits include defence costs and expenses. It is specified that amounts mentioned above represent the maximum commitment of the insurer regardless of the number of insured's, claims-made, "suits" brought or persons or organizations making claims or bringing "suits". The present certificate is issued as a matter of information only and confers no rights upon the certificate holder. It does not amend, extend or alter the coverage afforded by the above original policy. HDI Global SE HDI-Platz1,30659 Hannover, Germany www.hdi.global Handelsregister: Registered office Hannover HR Hannover B 60320 VAT registration ID DE 219828782

HDI This insurance certificate is not valid for risks located in any foreign countries where local legislation requires that such insurance should only be purchased from approved insurers operating in the country in which the risk is located. This certificate is valid for the period of insurance from 10 May 2023 to 31 March 2024 both dates inclusive and shall not bind the Insurance Company beyond the terms, limits and sublimits of the above mentioned policy. Paris, 10 May 2023- FD/CH HDI Global SE HDI-Platz1, 30659 Hannover, Germany www.hdi.global Handelsregister: Registered office Hannover HR Hannover B 60320 VAT registrationID DE 219828782 Chairman of the Supervisory Board: Torsten Leue Board of Management: Dr. Edgar Puls (Chairman), Ralph Beutter Dr. Mukadder Erdönmez, Dr.Christian Hermelingmeier, David Hullin, Dr. Thomas Kuhnt, Claire McDonald

Annex 14 Buyer Insurance Policy Certificate Insurance Worker's Compensation and Employer's Liability. Worker's Compensation insurance that shall conform to the Applicable laws.. The Worker's Compensation policy will be primary insurance and noncontributing with respect t o Buyer and subcontractor employees directly engaged in performance of work on the Site. All Risk Buyer will be liable for its own construction insurance coverage. Purchaser will provide a copy of its valid insurance certificate Cargo in Transit Insurance Cargo insurance in an All-Risk basis for the transport of the project goods insurance attaching from the moment of transfer of risk in accordance with the FOB Incoterms 2020, of Delivery being in force during until the arrival to the project site. Third Party Liability Commercial General Liability insurance (excluding Automobile Liability) providing bodily injury, personal injury, and property damage liability coverage, subject to a combined single limit of XXXXXXXXXXX_per occurrence. The coverage will include Blanket Contractual, Products and Completed Operations including Broad Form Property Damage and will have no XCU exclusions. Completion Liability On and after the completion or waiver of the Performance Tests, Buyer will carry insurance with such coverages and in such amounts as are customarily carried by responsible Purchasers and operators of an electric power generation plant. Page 1 of 1

Annex 15: Form of Advance Payment Bond DOWN PAYMENT GUARANTEE Guarantee n° We undersigned, SOCIETE GENERALE, a corporation with a capital of Euros, registered under number 552 120 222 RCS Paris, with registered office located at 29, boulevard Haussmann 75009 Paris, duly represented by_, acting in its capacity as_ ("Guarantor"), have been informed of the contract n° concluded on between our customer with registered office located at (« the Instructing Party ») and with registered office located at (« the Beneficiary») relative to for a total value of ( ). According to the stipulations of this contract, the Beneficiary has to pay to the Instructing Party a down payment of % on the total contract value, against submission of a down payment guarantee of same amount. In consideration of the above, we hereby irrevocably and unconditionally undertake, as Guarantor, to pay to the Beneficiary, all sums which the Beneficiary may be entitled to claim upon presentation of a complying demand, in the form for presentation indicated below, for a maximum amount of ( ), including all interests, fees and any other charges. We undertake to make such payment, within five business days upon the Beneficiary's first complying demand, without being entitled to raise any objection for any reason whatsoever. The Beneficiary's demand shall include: • A statement in which it indicates that the amount of_ corresponding to the amount of the down payment as stated in the contract, was paid to the Instructing Party on [date] _ on his account n°_ open with_; • And a statement in which it indicates the obligations not fulfilled by the Instructing Party under the above mentioned contract and as a consequence the payment of the claimed amount is due and payable as a result of this guarantee. This demand must be addressed to SOCIETE GENERALE (GTPSIGPS/OPEITRAIGAR Immeuble Cristallia - 189, rue d'Aubervilliers - 75886 Paris Cedex 18 France) either by a registered mail or any other express service mail: • Either by the Beneficiary, with in parallel the issuance by a first rate bank of a SWIFT message confirming the validity of the signatures (addressed to the attention of International Guarantees Dept. SWIFT: SOGEFRPP); • Or by a first rate bank acting on behalf of the Beneficiary. This bank must also confirm the validity of the signatures.

Any other Beneficiary's request must be made according to the same sending formalities. The maximum amount payable under this guarantee shall be reduced by the amount of any payment made according to a complying demand in respect thereof; if the maximum amount payable under this guarantee is reached by total payment or by partials successive payments, the guarantee shall automatically terminate. In any case, this guarantee is valid until ; any demand received after such date, shall be null and void.· The guarantee shall automatically terminate if: • the Instructing Party, the Beneficiary or any other person, entity, organization involved in the guarantee or in the contract and/or, • the goods or services specified in the contract, is submitted to an international sanction adopted by the European Union, the United Nations and/or the OFAC. In all the above mentioned termination cases, the guarantee will be terminated whether the original of this guarantee is returned to us or not. If the expiry date of this guarantee falls on a day that is not a business day in Paris, the expiry date is extended to the first following business day. This guarantee is governed by ICC Uniform Rules for Demand Guarantees in force, Publication 758 and by French law. Any dispute arising out of or in connection with the validity, interpretation or performance of this guarantee shall be submitted to the Paris Commercial Court with exclusive jurisdiction. Executed in Paris, on

Annex 16: Form of Warranty Bond WARRANTY BOND Guarantee n° We undersigned, SOCIETE GENERALE, a corporation with a capital of EUR, registered under number 552 120 222 RCS Paris, with registered office located at 29, boulevard Haussmann 75009 Paris, duly represented by_, acting in its capacity as_ ("Guarantor"), have been informed of the contract n° concluded on between our customer with registered office located at (« the Instructing Party») and with registered office located at (« the Beneficiary ») relative to for a total value of ( ). According to the stipulations of this contract, the Beneficiary has to pay to the Instructing Party % on the total contract value against submission of a banking guarantee of same amount. In consideration of the above, we hereby irrevocably and unconditionally undertake, as Guarantor, to pay to the Beneficiary, all sums which the Beneficiary may be entitled to claim upon presentation of a complying demand, in the form for presentation indicated below, for a maximum amount of (),including all interests, fees and any other charges. We undertake to make such payment, within five business days upon the Beneficiary's first complying demand, without being entitled to raise any objection for any reason whatsoever. The Beneficiary's demand shall include: • A statement in which it indicates that the amount of_ corresponding to the amount of the retention money as stated in the contract, was paid to the Instructing Party on [date]_ on his account n°_ opened with_; • And a statement in which it indicates the obligations not fulfilled by the Instructing Party under the above mentioned contract and as a consequence the payment of the claimed amount is due and payable as a result of this guarantee. This demand must be addressed to SOCIETE GENERALE (GTPSIGPSIOPEITRAIGAR Immeuble Cristallia - 189, rue d'Aubervilliers - 75886 Paris Cedex 18 France) either by a registered mail or any other express service mail: • Either by the Beneficiary, with in parallel the issuance by a first rate bank of a SWIFT message confirming the validity of the signatures (addressed to the attention of International Guarantees Dept. SWIFT: SOGEFRPP); • Or by a first rate bank acting on behalf of the Beneficiary. This bank must also confirm the validity of the signatures.

7 Any other Beneficiary's request must be made according to the same sending formalities. The maximum amount payable under this guarantee shall be reduced by the amount of any payment made according to a complying demand in respect thereof; if the maximum amount payable under this guarantee is reached by total payment or by partials successive payments, the guarantee shall automatically terminate. In any case, this guarantee is valid until; any demand received after such date, shall be null and void. The guarantee shall automatically terminate if: • the Instructing Party, the Beneficiary or any other person, entity, organization involved in the guarantee or in the contract and/or, • the goods or services specified in the contract, is submitted to an international sanction adopted by the European Union, the United Nations and/or the OFAC. In all the above mentioned termination cases, the guarantee will be terminated whether the original of this guarantee is returned to us or not. If the expiry date of this guarantee falls on a day that is not a business day in Paris, the expiry date is extended to the first following business day. This guarantee is governed by ICC Uniform Rules for Demand Guarantees in force, Publication 758 and by French law. Any dispute arising out of or in connection with the validity, interpretation or performance of this guarantee shall be submitted to the Paris Commercial Court with exclusive jurisdiction. Executed in Paris, on